Exhibit 10.1

July 21, 2020

Energy 11, L.P. c/o Energy 11 GP, LLC

Energy 11 Operating Company, LLC

5815 N. Western Ave.

Oklahoma City, OK 73118

Attn: Anthony F. Keating, III, Co-COO

and

Energy 11, L.P. c/o Energy 11 GP, LLC

Energy 11 Operating Company, LLC

814 E. Main Street

Richmond, Virginia 23219

Attn: David McKenney, CFO Energy 11, L.P.

RE:

That certain First Amended And Restated Revolver Loan Agreement, dated effective as of September 30, 2019 (the "Existing Loan Agreement"), by and among ENERGY 11, L.P., a Delaware limited partnership ("ELP"), and ENERGY 11 OPERATING COMPANY, LLC, a Delaware limited liability company ("ELLC" and together with ELP, collectively "Borrowers", and each, a "Borrower"), and SIMMONS BANK, an Arkansas banking corporation, as administrative agent for the Lenders signatory hereto, Letter of Credit Issuer, and as Agent for the signatory parties to any Intercreditor Agreement (herein defined) (the "Agent"), and the Lenders signatory parties hereto.

Gentlemen:

The Collateral Borrowing Base is subject to periodic redetermination as set forth in the Loan Agreement. In accordance with the most recent such redetermination (which shall satisfy the February 2020 Redetermination Date), the Collateral Borrowing Base has been calculated in the amount of $40,000,000.00. Therefore, effective as of the date hereof each of the Revolver Commitment Amount and the Collateral Borrowing Base has been reaffirmed and continued in the amount of $40,000,000.00.

The Borrowers have requested and the Agent and the Lenders have agreed to make certain amendments and modifications to the Loan Agreement. Accordingly, the Existing Loan

Agreement is hereby amended and modified (as amended by this Letter Agreement, the "Loan Agreement") as follows:

1.     Definitions. Capitalized terms used herein and not otherwise defined shall have the meaning given in the Existing Loan Agreement. In addition, the following terms are added to the Loan Agreement or amended and replaced in their entirety, as follows:

"Affiliate Loan" shall mean that certain unsecured term loan in the principal amount of $15,000,000.00, extended to Borrowers by GKDML, LLC, an affiliate of Borrowers, for the purpose of satisfying the Borrowers' outstanding obligations owed to and releasing liens in favor of Whiting Petroleum Corporation.

"Current Ratio" shall mean as of any fiscal quarter end determination date after June 30, 2020, the quotient of current assets (including any availability to Borrowers under the Revolver Commitment, but excluding assets associated with Swap Obligations and Hedge Agreements/Hedge Transactions) divided by current liabilities (excluding (i) any current maturities owed to the Lenders, (ii) liability associated with Swap Obligations and Hedge Agreements/Hedge Transactions and (iii) the Affiliate Loan).

"Revolver Final Maturity Date" shall mean July 31, 2021, unless otherwise extended or renewed in writing by the mutual agreement of the Borrower and the Agent and Lenders.

2.     Interest. Subsection (a) of Section 2.3 (Interest) of the Existing Loan Agreement is hereby deleted in its entirety and replaced with the following:

2.3     Interest. Borrowers shall pay interest to the Agent for the allocable benefit of the Lenders as follows:

(a)     Interest Rates. Borrowers will pay to the Lenders interest on the unpaid principal amount of each Loan made by the Lenders for the period commencing on the date such Loan is made to, but excluding, the date such Loan shall be paid in full, at the following rates per annum:

the Base Rate (as in effect from time to time) plus one hundred basis points (1.00%), but in no event less than four percent (4.00%) per annum.

Interest shall be calculated on the basis of a year of 360 days, but assessed for the actual number of days elapsed in each accrual period.

All remaining terms and provisions of Section 2.3 of the Existing Loan Agreement shall remain unchanged and are in full force and effect.

3.     Whiting Obligations and Whiting Liens. Borrowers have incurred obligations to Whiting Petroleum Corporation ("Whiting") for joint interest billings and other expenses pursuant to one or more operating agreements (the "Whiting Obligations"). In connection therewith, Whiting filed statutory liens against and otherwise has asserted interests in some or all of the Collateral (the "Whiting Liens"). To the extent the proceeds of the Affiliate Loan are used by Borrowers to satisfy in full (together with other cash on hand of Borrowers) the Whiting Obligations and result in the release of the Whiting Liens (such that the Collateral will be unencumbered except for the Mortgage, or as otherwise permitted under the Mortgage or Loan Agreement), then the Affiliate Loan shall be a permitted unsecured loan under Section 6.17 of the Loan Agreement. In the absence of a Default or Event of Default under the Loan Agreement, Borrowers may make monthly payments to the maker of the Affiliate Loan. Upon the occurrence of a Default or Event of Default under the Loan Agreement, Borrowers are prohibited from making any payments to the maker of the Affiliate Loan. Borrowers agree to and shall provide all documentation reasonably requested by Agent, following Borrowers’ receipt of the same, to demonstrate Borrowers' satisfaction of the Whiting Obligations and Whiting's release of the Whiting Liens. Upon Borrowers' reasonably satisfactory demonstration that they have satisfied the Whiting Obligations and Whiting has released all of the Whiting Liens, then Agent and Lenders agree to waive Borrowers' defaults (existing as of the date of this Letter Agreement with respect to the Whiting Obligations and Whiting Liens) under the Existing Loan Agreement.

4.     Revolver Commitment. The Revolver Commitment is hereby amended and modified to the shortened Revolver Final Maturity Date (from September 30, 2022, to July 31, 2021), subject to the Revolver Commitment Amount and Collateral Borrowing Base limitations. All of the Indebtedness created pursuant thereto shall be evidenced by those certain replacement Promissory Notes (Revolver Notes), dated as of even date herewith, from the Borrower payable to the order of (i) the Agent in the maximum principal amount of $46,875,000,000.00 and (ii) Arvest Bank in the maximum principal amount of $28,125,000,000.00 (collectively, the "Replacement Revolver Notes"), in form, scope and substance acceptable to the Agent and Lenders. All references to the Revolver Notes in the Loan Agreement shall hereafter refer to the Replacement Revolver Notes.

5.     Assignment, Security Agreement and Pledge. On or before the date of this Letter Agreement, Borrowers shall open and own a deposit account at the Agent's banking institution (account number xxxxxxxxxxxxxxx, the "Account"). Borrowers shall deposit the sum of $1,623,000.00 in the Account, which, pursuant to that certain Assignment, Security Agreement and Pledge, dated as of even date herewith, executed and delivered by Borrowers to Bank (the "Assignment") and Section 3.1 of the Loan Agreement, shall be additional Collateral for the payment of the Indebtedness. The Assignment shall be a Security Instrument and a Loan Document. To the extent there is no Default or Event of Default existing under the Loan Agreement or any other Loan Document, the monies in the Account will be used to pay the monthly interest payments due on the Replacement Revolver Notes. Borrowers acknowledge, consent to and agree that, as long as there is no existing Default or Event of Default, on or before the 30th day of each calendar month, commencing July 30, 2020, the Agent will auto-debit the Account (until the Account has been exhausted) in an amount sufficient to timely pay the accrued interest due that month pursuant to the Replacement Revolver Notes and the Loan Agreement.

6.     Distributions/Dividends. Permissive distributions and dividends permitted pursuant to Section 6.21 of the Loan Agreement (6.21 Distributions/Dividends) are hereby suspended. Therefore, effective as of the date hereof and until Borrowers receive written notice to the contrary from Agent, Borrowers will not declare, pay or become obligated to declare or pay any capital, cash or other distributions or dividends on any class of their membership units or capital stock now or hereafter outstanding, make any distribution of capital, cash or property to holders of any membership units or shares of Borrowers or shares of such stock or membership units, or redeem, retire, purchase or otherwise acquire, directly or indirectly, any shares of any class of their capital stock or membership units now, or hereafter outstanding.

7.     Current Ratio. Pursuant to Sections 6.6(a)(Financial Statements and Reports) and 6.31 (Current Ratio) of the Loan Agreement, the Borrowers are required to calculate and report to Agent their consolidated Current Ratio on a quarterly basis. Effective as of the date of this Letter Agreement, Borrowers' obligation to calculate and report their Current Ratio is deferred until September 30, 2020, and the Agent and Lenders shall take no action with respect to the Current Ratio of Borrowers with respect to any time period prior to the calculation and reporting of the Current Ratio of Borrowers for the calendar quarter ending September 30, 2020.

8.     Hedging. Section 6.28 (Hedging) of the Existing Loan Agreement is hereby deleted in its entirety and replaced with the following:

6.28     Hedging. Commencing August 31, 2020 and until the next Collateral Borrowing Base Redetermination Date (spring 2021), Borrowers shall maintain risk management, hedging or other similar forms of price protection for crude oil and natural gas volumes, such devices shall include a "price floor" or comparable financial hedge or Risk Management Agreement with the Swap Counterparty acceptable to Agent in all respects (including, without limitation, price and term), covering not less than eighty percent (80%) of Borrowers' projected PDP oil and gas volumes (measured on an equivalent basis) for a such required period (to be measured at each redetermination and based on the most recently completed reserve report by the Agent). Borrowers shall not enter into any Prohibited Hedge Transaction, including, without limitation, any financial and physical hedge transactions affecting or covering the same volume of production for concurrent or overlapping periods of time. The applicable counterparty to any ISDA Agreement shall be the Swap Counterparty or such other counterparty acceptable to Agent and approved thereby in writing.

9.      Fees and Expenses. In consideration of the foregoing determinations and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are acknowledged and stipulated by Borrowers, Borrowers agree to and shall pay Agent, for the allocable benefit of the Lenders, a fully earned and non-refundable loan amendment fee in the total amount of $40,000.00, payable as follows: (i) the sum of $15,000.00 shall be paid to Agent no later than September 30, 2020 and (ii) the sum of $25,000.00 shall be paid to Agent no later than December 31, 2020. Borrowers further acknowledge, stipulate and agree to pay or reimburse all reasonable and out-of-pocket fees and expenses, including Agent's reasonable attorney's fees and expenses, in connection with the negotiation and preparation of this Letter Agreement and associated documents.

10.     Quarterly Financial Statements. Pursuant to subsection (a) of Section 6.6 (Financial Statements and Reports) of the Existing Loan Agreement, the Borrowers are required to deliver their quarterly consolidated financial statements to Agent no later than 60 days after the end of every fiscal quarter (except for the fourth and final quarter). Lenders have agreed to waive any covenant violation with respect to the timing of Borrowers’ delivery of quarterly financial statements to Agent for the quarter ended March 31, 2020.

This Letter Agreement is limited to the foregoing matters and shall in no way be interpreted as a requirement or agreement by the Agent or Lenders to make any similar accommodation or amendment in the future. The remaining terms, provisions and conditions set forth in Loan Agreement shall remain in full force and effect for all purposes and are incorporated herein by reference. The Borrowers restate, confirm, adopt and ratify the warranties, covenants and representations set forth in the Loan Agreement and the other Loan Documents and further represent to the Agent and Lenders that, as of the date hereof, no Default or Event of Default exists under any Loan Document. Each Borrower confirms, ratifies, grants and re-grants in favor of the Agent the mortgage liens and security interests granted in the Security Instruments, including the Mortgage, as continuing collateral and security for the Indebtedness, including as evidenced by the Note.

Capitalized terms used herein and not otherwise defined shall have the meaning given in the Loan Agreement. This Letter Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which when taken together shall constitute one and the same agreement and any of the parties hereto may execute this Letter Agreement by signing any such counterpart. Delivery of an executed counterpart of a signature page to this Letter Agreement by telecopier shall be as effective as delivery of a manually executed counterpart of this Letter Agreement.

In consideration of the amendments contained herein, each Borrower hereby waives and releases the Agent and the Lenders from any and all claims and defenses, known or unknown, as of the effective date of this Letter Agreement, with respect to the Loan Agreement and the Loan Documents and the transactions contemplated thereby.

This Letter Agreement is a Loan Document as defined in the Loan Agreement. All other terms and provisions of the Loan Agreement remain in full force and effect.

Agent and Lenders expressly retain and reserve any and all rights and remedies available thereto at law or in equity and pursuant to the Loan Agreement and any other Loan Documents or Security Instruments executed in connection with the Loan Agreement, all of which shall remain in full force and effect. Please indicate your acceptance of this Letter Agreement where indicated below.

AGENT/LENDER:	SIMMONS BANK By: /s/ Charlie Crouse Charlie Crouse, Managing Director, Energy Division (Lender, Letter of Credit Issuer and Administrative Agent)

The foregoing letter agreement is accepted and agreed to by each of the undersigned Lenders to the Revolver Agreement, effective on and after July 21, 2020:

LENDER:	ARVEST BANK

By: /s/ S. Matt Condry
S. Matt Condry, Vice President

The foregoing letter agreement is accepted and agreed to by each of the undersigned Borrowers, effective on and after July 21, 2020:

BORROWERS:

ENERGY 11, L.P.,
a Delaware limited partnership

By: ENERGY 11 GP, LLC, a Delaware limited liability company, its general partner

By: /s/ David S. McKenney

           David S. McKenney,

           Chief Financial Officer

ENERGY 11 OPERATING COMPANY, LLC,

a Delaware limited liability company

By: /s/ David S. McKenney

           David S. McKenney,

           Chief Financial Officer